PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	David A. Bowers
5430 LBJ Freeway, Suite 1700	President & CEO
Dallas, Texas 75240	Tel. 864-286-1122

COMPX REPORTS FOURTH QUARTER 2012 RESULTS

DALLAS, TEXAS …March 6, 2013 … CompX International Inc. (NYSE MKT: CIX) announced today sales relating to continuing operations of $19.3 million for the fourth quarter of 2012 compared to $18.7 million in the same period of 2011.  Operating income relating to continuing operations was nil in the fourth quarter of 2012 compared to $1.4 million in the same period in 2011.  Income from continuing operations after tax was $600,000 for each of the fourth quarters of 2012 and 2011, or $0.05 per diluted share.

Net sales relating to continuing operations for the year ended December 31, 2012 were $83.2 million compared to $79.8 million in the previous year.  Operating income relating to continuing operations was $5.4 million for the year ended December 31, 2012 compared to $6.4 million for 2011.  Income from continuing operations after tax was $3.5 million each of the years ended December 31, 2012 and 2011, or $0.28 per diluted share.

Net sales relating to continuing operations increased for both the fourth quarter and full year of 2012 primarily due to general growth in customer demand across most of our markets.  Operating income decreased for the fourth quarter of 2012 primarily due to the net effects of:
•	A loss on the disposal of assets held for sale in 2012 of approximately $757,000;
•	Higher self-insured medical costs for the quarter of approximately $302,000;
•	An increase in administrative support costs related to the higher sales and higher carrying costs associated with the assets held for sale; and
•	The positive impact of an increase in 2012 sales noted above.

The decrease in operating income for the year ended December 31, 2012 compared to the same period in 2011 is primarily due to the net effects of:
•	Higher self-insured medical costs for the year of approximately $925,000;
•	An increase in administrative support costs related to the higher sales and higher carrying costs associated with the assets held for sale; and
•	The positive impact of an increase in 2012 sales noted above.

On December 28, 2012, we completed the sale of our Furniture Components segment for proceeds (net of expenses) of approximately $58.0 million in cash.  We recognized a pre-tax gain of approximately $29.6 million on the disposal of these operations ($27.6 million, or $2.23 per diluted share, net of income taxes of approximately $1.9 million).  Discontinued operations also include net-of-tax income from the operations of the disposed unit of $500,000 and $400,000 for 2012 and 2011 fourth quarters, respectively, and $3.8 million and $4.2 million for the full year 2012 and 2011, respectively.    We have reclassified our Summary Consolidated Statements of Income to reflect the disposed business as discontinued operations for all periods presented.

 “We are pleased with our overall sales growth of 4% for the full year, as we continue to achieve a growth rate above the overall improvement in the U.S. economy.  At the operating income level, the comparison of our full year results to the prior year was impacted by $925,000 in higher self-insured medical costs, which is a function of 2011 being exceptionally low with 2012 being more in line with our historical average,” commented David A. Bowers, President & CEO.  “A significant accomplishment this year was completing the sale of our Furniture Components segment.  We believe the disposal of our Furniture Components segment will enable us to focus more effort on continuing to develop our Security Products and Marine businesses where we believe there is greater opportunity for higher returns with less income volatility, especially volatility relating to commodity raw materials.  Looking forward to 2013, we do not expect a significant change in the overall economic environment, but we expect to continue to grow our top and bottom lines through introduction of new product features as well as expansion into additional markets as we vigilantly manage our costs.”
CompX is a leading manufacturer of security products and recreational marine components.  It operates from four locations in the U.S. and employs approximately 500 people.

Forward-Looking Statements
Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management’s belief and assumptions using currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, changes in raw material and other operating costs, competitive products and prices, uncertainties associated with the development of new product features, potential difficulties in integrating future acquisitions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, the impact of employee healthcare benefit related regulations, potential difficulties with implementing new enterprise wide software, and other risks and uncertainties detailed in CompX’s Securities and Exchange Commission filings.  Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

COMPX INTERNATIONAL INC.
SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2011	2012	2011	2012
	(Unaudited)

Net sales	$18.7	$19.3	$79.8	$83.2
Cost of goods sold	13.2	13.8	55.7	58.9
Gross profit	5.5	5.5	24.1	24.3
Selling, general and administrative expense	4.1	4.7	16.6	17.7
Write-down and loss on disposal of
assets held for sale	-	0.8	1.1	1.2
Operating income	1.4	-	6.4	5.4
Other non-operating expenses, net	(0.1)	(0.1)	(0.4)	(0.5)
Income from continuing operations
before taxes	1.3	(0.1)	6.0	4.9
Provision (benefit) for income taxes	0.7	(0.7)	2.5	1.4
Income from continuing operations	0.6	0.6	3.5	3.5

Discontinued operations, net of tax:
Income from operations	0.4	0.5	4.2	3.8
Gain on disposal of discontinued operations	-	27.6	-	27.6

Net income	$1.0	$28.7	$7.7	$34.9

Net income per diluted common share:
Continuing operations	$0.05	$0.05	$0.28	$0.28
Discontinued operations:
Income from operations	0.03	0.04	0.34	0.31
Gain on disposal of discontinued operations	-	2.23	-	2.23

Net income	$0.08	$2.32	$0.62	$2.82

Weighted average diluted common
shares outstanding	12.4	12.4	12.4	12.4

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	December 31,
	2011	2012
Assets

Current assets:
Cash and equivalents	$10.1	$63.8
Accounts receivable, net	14.2	8.5
Inventories, net	19.6	11.2
Deferred income taxes and other	3.5	7.1
Total current assets	47.4	90.6

Intangibles	36.3	23.9
Net property and equipment	51.1	33.7
Assets held for sale	6.6	2.0
Other assets	0.1	-

Total assets	$141.5	$150.2

Liabilities and Stockholders’ Equity

Current liabilities:
Current maturities of long-term debt	$1.0	$1.0
Accounts payable and accrued liabilities	16.3	11.1
Income taxes	1.5	12.2
Other	-	0.1
Total current liabilities	18.8	24.4

Long-term debt	23.2	17.5
Deferred income taxes	14.1	6.2
Other noncurrent liabilities	0.7	-
Stockholders’ equity	84.7	102.1

Total liabilities and stockholders’ equity	$141.5	$150.2